FINANCIAL STATEMENTS AND
                                            INDEPENDENT AUDITORS' REPORT

                                              CITYSIDE APARTMENTS, L.P.

                                          DECEMBER 31, 1995, 1994 AND 1993


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


                                              Cityside Apartments, L.P.

                                                  TABLE OF CONTENTS




                                                                                                        PAGE


INDEPENDENT AUDITORS' REPORT                                                                               3


FINANCIAL STATEMENTS


         BALANCE SHEETS                                                                                    4


         STATEMENTS OF OPERATIONS                                                                          6


         STATEMENTS OF PARTNERS' EQUITY                                                                    7


         STATEMENTS OF CASH FLOWS                                                                          8


         NOTES TO FINANCIAL STATEMENTS                                                                     9


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                                                                  - 16 -
                                            INDEPENDENT AUDITORS' REPORT





To the Partners
Cityside Apartments, L.P.

         We have audited the accompanying balance sheets of Cityside Apartments, L.P. as of December 31, 1995 and 1994, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cityside Apartments, L.P. as of December 31, 1995 and 1994, and the results of its operations, the changes in partners' equity and cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.



/S/ REZNICK FEDDER & SILVERMAN



Bethesda, Maryland
January 21, 1996




                             CITYSIDE APARTMENTS, L.P.
                                  BALANCE SHEETS

                                   DECEMBER 31,

                                      ASSETS
                                                                1995           1994

                                                                ----           ----

CURRENT ASSETS
   Petty cash                                          $         400  $         400
   Cash in bank - operations                                 207,947        185,953
   Cash in bank - development                                  1,700        366,299
   Tenant accounts receivable                                 23,622         23,803
   Accounts receivable - subsidy                              12,643         15,922
   Accounts receivable- insurance claim                       -              15,118
   Prepaid taxes and insurance                                42,618         39,249
   Prepaid utility deposits                                    3,060           3,060
                                                      --------------  --------------

       Total current assets                                  291,990        649,804
                                                        ------------   ------------

DEPOSITS HELD IN TRUST - FUNDED
   Tenant security deposits held                              17,814         17,359
                                                          ----------     ----------

RESTRICTED DEPOSITS AND FUNDED RESERVES
   Mortgage escrow deposits                                   65,963         57,779
   Reserve for replacements                                  153,212        126,332
   Reserve for painting                                       21,060         20,427
   Rehabilitation escrow                                     113,582        109,349
                                                        ------------   ------------

                                                             353,817        313,887
RENTAL PROPERTY
   Land                                                       99,797         99,796
   Buildings and improvements                             13,802,871     13,802,871
   Building equipment - portable                              14,723         14,723
                                                       -------------  -------------

                                                          13,917,391     13,917,390
   Less accumulated depreciation                           3,171,904      2,667,468
                                                         -----------    -----------

                                                          10,745,487     11,249,922

OTHER ASSETS
   Deposits
   Mortgage costs, less accumulated amortization of
     $80,428 and $69,589                                     255,062        265,901
                                                        ------------   ------------

                                                         $11,664,170    $12,496,873

Continued on following page.


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



                         CITYSIDE APARTMENTS, L.P.
                              BALANCE SHEETS
                                (Continued)

                               DECEMBER 31,
                                                       1995            1994
                                                       ----            ----

CURRENT LIABILITIES
   Accounts payable                            $      3,029     $     3,994
   Accounts payable - fire loss                      -               48,257
   Accrued interest payable                          48,876          49,322
   Accrued management fee                             6,690           7,736
   Accrued P.I.L.O.T                                 29,157          25,938
   Due to general partners and affiliates            79,177         455,508
   Rent deferred credits                                642             342
   Current maturities of mortgages payable           56,619          50,999
                                                -----------     -----------

     Total current liabilities                      224,190         642,096
                                                 ----------      ----------

DEPOSITS LIABILITY
   Tenant security deposits
     (contra)                                        17,814          17,359
                                                -----------    ------------

LONG-TERM DEBT
Mortgages payable, less current maturities
                                                  7,865,492       7,922,111
Accrued interest payable                            358,956         285,947
                                               ------------    ------------

                                                  8,224,448       8,208,058

CONTINGENCY                                          -              -

PARTNERS' EQUITY                                  3,197,718       3,629,360
                                                -----------     -----------

                                                $11,664,170     $12,496,873










See notes to financial statements



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





                                              Cityside Apartments, L.P.

                                              STATEMENTS OF OPERATIONS

                                               Year ended December 31,



                                                           1995                 1994                 1993
                                                        ----------           ----------           -------

Revenue
  Rental                                                $1,285,427           $1,257,143           $1,245,469
  Interest and other                                        29,947               79,278               20,074
                                                         ---------            ---------            ---------

                                                         1,315,374            1,336,421            1,265,543
                                                         ---------            ---------            ---------

Expenses
  Administrative                                           163,402              166,358              153,674
  Utilities                                                 71,139               76,345               50,125
  Operating and maintenance                                153,174              160,426              138,219
  Taxes and insurance                                      182,006              175,340              184,328
  Interest                                                 662,020              667,127              671,704
  Depreciation and
    amortization                                           515,275              515,866              519,330
                                                         ---------            ---------            ---------

                                                         1,747,016            1,761,462            1,717,380
                                                         ---------            ---------            ---------

       NET LOSS                                         $ (431,642)          $ (425,041)          $ (451,837)
                                                         =========            =========            =========




                                          See notes to financial statements



                                              Cityside Apartments, L.P.

                                           STATEMENTS OF PARTNERS' EQUITY

                                    Years ended December 31, 1995, 1994 and 1993





                                                                                General              Limited
                                                            Total              partners              partner

Partners' equity,
  December 31, 1992                                          $4,511,238           $ 87,192             $4,424,046

Partner distribution                                             (2,500)                 -                 (2,500)

Net profit (loss) - 1993                                       (451,837)             3,234               (455,071)
                                                              ---------            -------              ---------

Partners' equity,
  December 31, 1993                                           4,056,901             90,426              3,966,475

Partner distribution                                             (2,500)                 -                 (2,500)

Net profit (loss) - 1994                                       (425,041)            49,211               (474,252)
                                                              ---------            -------              ---------

Partners' equity,
  December 31, 1994                                           3,629,360            139,637              3,489,723

Net profit (loss) - 1995                                       (431,642)             7,298               (438,940)
                                                              ---------            -------              ---------

Partners' equity,
  December 31, 1995                                          $3,197,718           $146,935             $3,050,783
                                                              =========            =======              =========





                                          See notes to financial statements


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


                                              Cityside Apartments, L.P.
                                              STATEMENTS OF CASH FLOWS

                                               Year ended December 31,

                                                                            1995             1994              1993
                                                                         ----------       ----------        -------

Cash flows from operating activities
  Net loss                                                             $(431,642)       $(425,041)        $(451,837)
  Adjustments to reconcile net loss to
  net cash provided by operating activities
    Depreciation                                                         504,436          504,153           503,325
    Amortization                                                          10,839           11,713            16,005
    Decrease (increase) in tenant
      accounts receivable                                                    182           (7,977)            4,212
    Decrease (increase) in
      accounts receivable - subsidy                                        3,279          (11,452)           (4,470)
    Decrease (increase) in accounts receivable - insurance claims         15,118          (15,118)                -
    Decrease (increase) in prepaid expenses                               (3,369)           1,448            (6,429)
    Decrease (increase) in
       mortgage escrow deposits                                           (8,184)         (12,937)            7,754
    Decrease in accounts payable                                            (968)          (4,213)           (6,749)
    Increase (decrease) in accrued management fee                         (1,046)           1,032             1,068
    Increase in accrued interest payable                                  72,563           72,608            72,562
    Increase (decrease) in accrued P.I.L.O.T.                              3,219           (7,343)            2,089
    Increase (decrease) in accounts payable -
      fire loss                                                          (48,257)          48,257                 -
    Increase (decrease) in rent deferred credits                             300              (28)             (911)
    Decrease in accounts payable - subsidy                                     -                -              (636)
                                                                        --------         --------          --------
      Net cash provided by operating activities                          116,470          155,102           135,983
                                                                        --------         --------          --------

Cash flows from investing activities
  Increase in reserve for replacements                                   (26,880)         (22,791)          (20,743)
  Increase in rehabilitation escrow                                       (4,233)          (2,243)           (3,235)
  Increase in painting escrow                                               (633)            (427)          (20,000)
  Collection of due from affiliate                                             -                -             5,928
  Investment in rental property                                                -           (5,633)                -
  Decrease in GNMA deposit                                                     -           58,346                 -
                                                                        --------         --------          --------
      Net cash provided by (used in) investing activities                (31,746)          27,252           (38,050)
                                                                        --------         --------          --------

Cash flows from financing activities
  Principal payments on mortgages                                        (50,999)         (46,026)          (41,315)
  Distribution to limited partner                                              -           (2,500)           (2,500)
  Repayment of due to general
    partners and affiliates                                             (376,330)               -           (50,000)
                                                                        --------         --------          --------
      Net cash used in financing activities                             (427,329)         (48,526)          (93,815)
                                                                        --------         --------          --------

      NET INCREASE (DECREASE) IN CASH                                   (342,605)         133,828             4,118

Cash, beginning                                                          552,652          418,824           414,706
                                                                        --------         --------          --------

Cash, end                                                               $210,047        $ 552,652         $ 418,824
                                                                         =======         ========          ========

Supplemental disclosure of cash flow information
  Cash paid for interest during the year                                $589,457         $594,519          $599,142
                                                                         =======          =======           =======

                                          See notes to financial statements


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                                              Cityside Apartments, L.P.
- - --------------------------------------------------------------------------------

                                            NOTES TO FINANCIAL STATEMENTS

                                          December 31, 1995, 1994 and 1993


NOTE A -          ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
                           POLICIES

    Cityside Apartments, L.P. was organized under the laws of the State of New Jersey on April 1, 1988 for the purpose of acquiring, constructing, and operating a low-income residential housing project under Section 221(d)(4) of the National Housing Act. The project consists of 126 units located in Trenton, New Jersey and is currently operating under the name of Cityside Apartments. Cash distributions are limited by agreement between the partnership and the City of Trenton to $81,884 annually, however, in no event can the distributions exceed surplus cash as defined by HUD. The project qualifies for the low-income credit established by the Tax Reform Act of 1986.

    Rental Property

    Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method over a 27.5 year life. Personal property is recorded at cost and is depreciated over its estimated service life of 5-7 years using accelerated methods. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statements of operations.

    Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of fifteen consecutive years in order to remain qualified to receive the credits.

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                              Cityside Apartments, L.P.

                                          December 31, 1995, 1994 and 1993


NOTE A  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Amortization

    Mortgage costs are amortized over the term of the respective loan using the effective interest method.

    Provision for Doubtful Accounts

    The  partnership  considers  accounts  receivable  to be fully  collectible;
    accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations upon such determination.

    Rental Income

    Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

    Income Taxes

    No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.


NOTE B - PARTNERS' CAPITAL CONTRIBUTIONS

    The partnership has four general partners which collectively have a 1% interest - Trenton Investors, Inc., Landex Corporation, The Richman Group, Inc. and Altman Properties, Ltd. - and one limited partner, American Tax Credit Properties, L.P., which has a 99% interest. Total general partner capital contributions received in prior years were $400. The limited partner was obligated to make capital contributions of $6,098,988, all of which have been received.

- - --------------------------------------------------------------------------------
                                              Cityside Apartments, L.P.
- - --------------------------------------------------------------------------------

                                      NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                          December 31, 1995, 1994 and 1993

NOTE C - LONG-TERM DEBT

    Mortgage Payable - Greystone Servicing Corporation, Inc.

    The partnership is obligated under the terms of a mortgage payable to Greystone Servicing Corporation, Inc. (subservicer for the Government National Mortgage Association). The note is insured by the Federal Housing Administration (FHA) and is collateralized by a first mortgage on the property. The note bears interest at the rate of 10.5%.

    Principal and interest are payable by the partnership in monthly installments of $53,371 through August 1, 2019. Principal and accrued interest due at December 31, 1995 and 1994 are $5,585,811 and $48,876, and $5,636,810 and $49,322, respectively.

    Under agreements with the mortgage lender and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

    The liability of the partnership under the mortgage is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

    Aggregate annual maturities of the mortgage payable over each of the next five years are as follows:

                                         December 31, 1996               $56,619
                                                 1997                     62,859
                                                 1998                     69,787
                                                 1999                     77,478
                                                 2000                     86,016

    Mortgage Payable - City of Trenton

    The partnership is obligated under the terms of a mortgage from the City of Trenton, State of New Jersey. The note bears interest at the rate of 3.125%. Annual payments of principal and interest, limited to surplus cash as defined and in accordance with the terms of the agreement, were scheduled to commence on February 4, 1993. No payments were due in 1994 and 1995 under the terms of the agreement. All unpaid principal and interest is due and payable on February 4, 2006, subject to extension to August 1, 2019 at the discretion of the first mortgagee. Principal and accrued interest due at December 31, 1995 and 1994 are $2,336,300 and $358,956, and $2,336,300 and
    $285,947, respectively.

- - --------------------------------------------------------------------------------
                                              Cityside Apartments, L.P.
- - --------------------------------------------------------------------------------

                                      NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                          December 31, 1995, 1994 and 1993


NOTE C - LONG-TERM DEBT (Continued)

    Mortgage Payable - City of Trenton (Continued)

    The loan is secured by a second mortgage on the real estate. The liability of the partnership under the mortgage is limited to the underlying value of the real estate collateral.

    Management believes it is not practicable to estimate the fair value of the mortgages because programs with similar characteristics are not currently available to the partnership.

NOTE D - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

    Due to General Partners and Affiliates

    As of December 31, 1995 and 1994, the partnership owes the general partners and certain affiliates $43,326 and $419,657, respectively, for development fees, construction management fees, and other construction items.
    The advances are noninterest-bearing and due on demand.

    Partnership Administration Fee

    The partnership has entered into a Partnership Administrative Services agreement with the general partners for their services in managing the business of the partnership. The annual fee is equal to 50% of net cash flow available for distribution as defined in the partnership agreement with a maximum of $250,000 per year. No such fee was incurred during 1995, 1994 and 1993. The cumulative amount payable as of December 31, 1995 and 1994 is $35,851.

    Management Fee

    The property is managed by an affiliate of the general partners. The management fee is 6% of project receipts and the management agent also receives fees for accounting services provided to the partnership. Management fees charged to operations during 1995, 1994 and 1993 were $77,346, $74,352, and $74,873, respectively. Accounting fees charged to operations were $6,804 during each of the three years ended December 31. At December 31, 1995 and 1994, $6,690 and $7,736, respectively, in management and accounting fees are payable.

                                              Cityside Apartments, L.P.

                                          December 31, 1995, 1994 and 1993


NOTE D -          TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES
                           (Continued)

    Insurance

    The sole shareholder of an affiliate of one of the general partners provided debt service financing for the capitalization of LaMere Associates, Inc. (LaMere). In connection with such debt financing, the shareholder received 20% of the stock of LaMere. LaMere was paid premiums in connection with the following insurance coverage provided to the project: property, auto, workmen's compensation, liability and umbrella. In connection with such insurance coverage, the project incurred $57,574, $50,495, and $49,702 in premiums for the years 1995, 1994 and 1993, respectively.

    Repair of Fire Damage

    The partnership's property sustained fire damage during 1994 to two of its buildings. Total repair costs incurred were $63,257, of which $55,013 were been reimbursed by the partnership's insurance company. The repairs were performed by an affiliate of one of the general partners. The partnership also incurred $18,140 of rental income loss, all of which was covered by insurance. As of December 31, 1995 and 1994, $-0- and $48,257, respectively, of the costs incurred for repairs remain payable and $-0- and $15,118, respectively, of insurance reimbursements remain receivable.

    Shared Project Payroll Costs and Expenses

    As approved by the State of New Jersey Department of Community Affairs, Division of Housing and Community Resources, payroll and all other direct costs of employment for certain employees are shared between the partnership and Cityside Apartments, Phase II, L.P., a contiguous project. The projects share a common management office and therefore share office expenses. Certain non project specific maintenance expenses are shared between the projects. These payroll costs and expenses are allocated based on the number of units in each project. Also approved, the social service director/site manager provided services to another project the management agent manages. The partnership was reimbursed by the management agent for the services provided based on the time spent on the other project.

                                              Cityside Apartments, L.P.

                                          December 31, 1995, 1994 and 1993


NOTE D -          TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES
                           (Continued)

    Computer Services

    In accordance with HUD Handbook 4381.5 Rev-2, Paragraph 6.38, the partnership uses the services of a computer consultant company to provide the following services: purchase and install personal computers and the related equipment and software for the project's rental office, provide training and technical support, and consult on software upgrades. Dynamic Information Services, Inc. (DIS), which is owned by a relative of an officer of the management company, is a licensed representative of Project Data Systems, Inc., a nationally known provider of computer system software for the subsidized housing industry. DIS derives 40% of its consulting service revenues from third party clients not affiliated with the management company. In 1995, the partnership paid DIS $183 for technical support and training services based on billable hours.

NOTE E - PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS

    All profits and losses are allocated 1% to the general partners and 99% to the limited partner.

    Distributable cash flow, as defined by the partnership agreement, is distributable 1% to the general partners and 99% to the limited partner. However, cash distributions are limited as described in note A.

    Gain, if any, from a sale, exchange or other disposition is allocable as follows:

    1. To all partners having negative balances in their capital accounts prior to the distribution of any sale or refinancing proceeds, an amount of such gain to increase their negative balance to zero.

    2. 1% to the general partners and 99% to the limited partner until until the limited partner has received anamount equal to its gross capital contribution.

    3. The remainder of such gain, if any, 50% to the limited partner and 50% to the general partners.

                                              Cityside Apartments, L.P.

                                          December 31, 1995, 1994 and 1993


NOTE E -          PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS
                           (Continued)

    Loss from a sale is allocable as follows:

     1. To the partners such that after such allocation their respective capital accounts will be proportionate to their interests.

     2. To the partners until each partner's capital account equals their capital contribution.

     3. To the partners to the extent of and in proportion to each partner's capital account.

     4. Any remaining loss is allocated to the partners in accordance with the manner in which they bear the economic risk of loss.

NOTE F - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

    The Federal Housing Administration (FHA) has contracted with the partnership under Section 8 of Title II of the Housing and Community Development Act of 1974 to make housing assistance payments to the partnership on behalf of qualified tenants. The agreements are on a unit-by-unit basis, have a 15-year term and expire on various dates through May 2005.

NOTE G - CONCENTRATION OF CREDIT RISK

    The partnership maintains its cash balances in seven banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 by each bank. As of December 31, 1995, the uninsured portion of the cash balances held at one of the banks is $69,965.

NOTE H - CONTRACT WITH THE CITY OF TRENTON (IN LIEU OF TAXES)

    The partnership has entered into an agreement with the City of Trenton whereby the partnership pays a service charge in an amount equal to 6.28% of gross rents as defined in the agreement. During 1995, 1994 and 1993, $82,167, $80,873, and $79,623, respectively, was charged to operations and $29,157 and $25,938, respectively, is owed at December 31, 1995 and 1994.

                                              Cityside Apartments, L.P.

                                          December 31, 1995, 1994 and 1993




NOTE J - CONTINGENCY

    The partnership's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct non-compliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.